UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2021

Foot Locker, Inc.

(Exact name of registrant as specified in charter)

New York	1-10299	13-3513936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 West 34th Street, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 720-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FL	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Incentive Plan

On March 24, 2021, the Compensation and Management Resources Committee (the “Compensation Committee”) of the Board of Directors of Foot Locker, Inc. (the “Company”) established the performance goals for the 2021 fiscal year under its Annual Incentive Plan. The goals for the executives are based (a) 80% on the Company’s pre-tax income for Richard A. Johnson and Andrew I. Gray, and 20% for Vijay Talwar and W. Scott Martin, (b) 60% on division profit for Messrs. Talwar and Martin, (c) 20% on the Company’s Net Promoter Score (“NPS”) for Messrs. Johnson and Gray, and (d) 20% on division NPS for Messrs. Talwar and Martin. Under the Annual Incentive Plan, the cash amount that would be paid to the executives if the performance goals are met is based on a percentage of their annual base salaries earned for the plan year. The Compensation Committee established individual target awards under the Annual Incentive Plan for the executives who will be included as named executive officers (“NEOs”) in the Company’s 2021 proxy statement, other than Lauren B. Peters, who, as previously announced, is retiring from the Company. Ms. Peters, an NEO, will cease to serve as Chief Financial Officer when her successor assumes the role effective on April 12, 2021, but will remain an employee of the Company until her retirement on May 1, 2021. The percentage of annual base salary payable at threshold, target, and maximum for each NEO is shown in the table below.

	Percent of Annual Base Salary
Name	Threshold Payout (%)	Target Payout (%)	Maximum Payout (%)
Johnson	50	200	400
Talwar, Martin, and Gray	18.75	75	150

Long-Term Incentive (“LTI”) Awards

On March 24, 2021, the Compensation Committee established (1) performance stock unit (“PSU”) performance goals for the 2021-22 performance period based on a combination of the Company’s (a) two-year average after-tax income, and (b) return-on-invested capital; and (2) individual LTI awards for the NEOs, other than Ms. Peters. The target LTI is awarded as 60% PSUs, 20% time-based restricted stock units (“RSUs”), and 20% stock options, in each case under the 2007 Stock Incentive Plan (the “Stock Incentive Plan”).

PSU Awards. The values shown in the table below represent the values that would be paid to the NEOs in PSUs if the performance goals are achieved.

	PSU Values
Name	Threshold Payout ($)	Target Payout ($)	Maximum Payout ($)
Johnson	1,207,500	4,830,000	9,660,000
Talwar	151,543	606,173	1,212,346
Martin and Gray	146,063	584,250	1,168,500

The threshold, target, and maximum number of PSUs for each NEO were calculated on March 24, 2021 on the basis of that day’s closing stock price. The PSUs are only payable if the performance goals are achieved and are subject to a one-year vesting period following the end of the performance period before any payouts to the NEOs. The actual number of PSUs awarded will be based on the Company’s performance compared to targets. The value of the PSUs received by an NEO will depend upon the Company’s stock price on the payment date.

RSU Awards. The Compensation Committee granted RSU awards under the Stock Incentive Plan to each of the NEOs, other than Ms. Peters. Each NEO’s award will vest on March 24, 2024, provided the NEO remains employed by the Company until the vesting date. No dividends will be paid or accrued on these awards.

Name	Number of Shares (#)
Johnson	30,032
Talwar	3,770
Martin and Gray	3,633

Stock Option Awards. The Compensation Committee granted stock option awards under the Stock Incentive Plan to each of the NEOs, other than Ms. Peters. The stock option awards will vest in three equal annual installments, beginning March 24, 2022, provided the NEO remains employed by the Company on the relevant vesting dates. The options were granted at an exercise price of $53.61 per share, which was the fair market value (closing price) of a share of the Company’s common stock, par value $0.01 per share, on the date of grant.

Name	Number of Shares (#)
Johnson	79,971
Talwar	10,037
Martin and Gray	9,674

Annual Base Salaries

On March 24, 2021, the Compensation Committee approved increases in the annual base salaries of the NEOs, other than Mr. Johnson, who received no salary increase, and Ms. Peters. Given the May 1, 2021 effective date, the annual base salary shown in the table below may be higher than the actual salary earned by the NEO for the year. The actual salary earned for the year is the amount that will be reflected in the Summary Compensation Table in the Company’s proxy statement for the relevant year.

Name	Position	Base Salary ($)
Talwar	Executive Vice President and Chief Executive Officer—EMEA	665,000
Martin	Executive Vice President and Chief Executive Officer—Asia Pacific and Chief Strategy and Development Officer	615,000
Gray	Executive Vice President and Chief Commercial Officer	615,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC.

Date: March 30, 2021	By:	/s/ Elizabeth Norberg
Name: Elizabeth Norberg Title: Senior Vice President and Chief Human Resources Officer